FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226082-07

Sent: Monday, May 11, 2020 10:36 AM
Subject: GSMS 2020-GC47 - XA New Issue Announcement / IPT (Public)(external)

GSMS 2020-GC47 - XA New Issue Announcement / IPT (Public)(external)

$573.776mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Goldman Sachs & Co. LLC and Citigroup

Co-Managers: Academy Securities, AmeriVet Securities, and Drexel Hamilton

		Notional	Approx.
Class	S&P/Fitch/KBRA	Size($mm)	Proceeds	IPTs
X-A	AA-(sf)/AAAsf/AAA(sf)	573.776	~51mm	T+375-400 (Reserves Apply)

Collateral Summary

Initial Pool Balance:	$771,852,928
Number of Mortgage Loans:	29
Number of Mortgaged Properties:	60
Average Cut-off Date Mortgage Loan Balance:	$26,615,618
Weighted Average Mortgage Interest Rate:	3.47525%
Weighted Average Remaining Term to Maturity Date/ARD (mos):	117
Weighted Average Remaining Amortization Term (mos):	360
Weighted Average Cut-off Date LTV Ratio:	53.6%
Weighted Average Maturity Date/ARD LTV Ratio:	52.4%
Weighted Average Underwritten DSCR Ratio:	2.80x
Weighted Average Debt Yield on Underwritten NOI:	10.2%
% of Mortgage Loans with Mezzanine Debt:	6.5%
% of Mortgage Loans with Subordinate Debt:	31.3%
% of Mortgage Loans with Preferred Equity:	0.0%
% of Mortgaged Properties with Single Tenants:	6.5%

Property Type: 32.9% Office, 23.2% Mixed Use, 23.2% Multifamily, 8.9% Industrial, 7.8% Self Storage

Top 3 States: 40.5% NY, 25.7% CA, 11.6% OH

Anticipated Timing

Anticipated Pricing:   Today/Tomorrow

Anticipated Closing:   May 21st

The issuer has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-226082) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

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